Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated August 27, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Aviat Networks, Inc. on Form 10-K for the year ended July 3, 2026. We consent to the incorporation by reference of said reports in the Registration Statements of Aviat Networks, Inc. on Forms S-3 (File No. 333-279014) and on Forms S-8 (File Nos. 333-267592, 333-224957, 333-209462, 333-178467, and 333-163542).

/s/ Grant Thornton LLP
Houston, Texas
August 27, 2026